Exhibit 10.5
FY 2008 Stock Option Award
Dear [Full Name]:
     Effective May 7, 2008 you have been granted a Non-qualified Option to purchase up to [amount] shares of the common stock, par value $.25 per share, of Centex Corporation (the “Company”) for $[price] per share (the “Option”). This Option is granted under the Centex Corporation 2001 Stock Plan (as such plan may be amended from time to time, the “Plan”). A copy of the Plan is available to you upon request to the Law Department during the term of this Option. This Option will terminate upon the close of business on May 7 2015, unless earlier terminated as described herein or in the Plan.
     This Award will vest at the rate of 33⅓% per year on each of March 31, 2009, March 31, 2010, and March 31, 2011.
     If for any reason you cease to be an employee of at least one of the employers in the group of employers consisting of the Company and its Affiliates (i) this Option will immediately terminate as to any unvested portion on the date of such cessation and (ii) any portion of this Option vested but not exercised by you on or before such date of cessation may be exercised after such date only as provided in the Plan.
     The Company may cancel and revoke this Option and/or replace it with a revised option at any time if the Company determines, in its good faith judgment, that this Option was granted to you in error or that this Option contains an error. In the event of such determination by the Company, and written notice thereof to you at your business or home address, all of your rights and all of the Company’s obligations as to any unvested portion of this Option shall immediately terminate. If the Company replaces this Option with a revised option, then you will have all of the benefits conferred under the revised option, effective at such time as the new option goes into effect.
     This Option is subject to the Plan, and the Plan will govern where there is any inconsistency between the Plan and this Option. The provisions of the Plan are also provisions of this Option, and all terms, provisions and definitions set forth in the Plan are incorporated in this Option and made a part of this Option for all purposes. Capitalized terms used but not defined in this Option will have the meanings assigned to such terms in the Plan. This Option is subject to the Company’s Policy on Recoupment in Restatement Situations, and you agree that you will comply with the terms of that Policy. This Option has been signed by Centex Corporation and delivered to you, and (when signed by you) has been accepted by you effective as of May 7, 2008.

ACCEPTED	CENTEX CORPORATION

By: /s/ Timothy R. Eller
[Full Name]	Timothy R. Eller Chairman & Chief Executive Officer